Exhibit 3.1

CERTIFICATE OF RETIREMENT

OF
CLASS B COMMON STOCK
OF

APPTIO, INC.

Pursuant to Section 243(b)

of the General Corporation Law

of the State of Delaware

Apptio, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), HEREBY CERTIFIES as follows:

1. Article IV of the Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on September 26, 2016 and effective as of September 28, 2016 (the “Amended and Restated Certificate”) authorizes, among other things, the issuance of five hundred million (500,000,000) shares of capital stock, including four hundred fifty one million (451,000,000) shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), forty-four million (44,000,000) shares of Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”) and five million (5,000,000) shares of undesignated Preferred Stock.

2. All outstanding shares of Class B Common Stock have been automatically converted (the “Conversion”) into shares of Class A Common Stock of the Corporation pursuant to the provisions of Article IV of the Amended and Restated Certificate.

3. Section D.3(e) of Article IV of the Amended and Restated Certificate provides that following the Conversion, the reissuance of all shares of Class B Common Stock shall be prohibited, and such shares shall be retired in accordance with Section 243 of the General Corporation Law of the State of Delaware (the “DGCL”) and the filing with the Secretary of State of the State of Delaware required thereby.

4. The Board of Directors of the Corporation has adopted resolutions retiring 36,286,260 shares of Class B Common Stock, constituting all of the shares of Class B Common Stock that were issued but not outstanding following the Conversion.

5. Accordingly, pursuant to the provisions of Section 243(b) of the DGCL, upon the filing of this Certificate of Retirement, the Amended and Restated Certificate shall be amended so as to (a) reduce the total authorized number of shares of the capital stock of the Corporation by 36,286,260, such that the total number of authorized shares of the Corporation shall be 463,713,740, and (b) reduce the authorized number of shares of Class B Common Stock by 36,286,260, such that the authorized number of shares of Class B Common Stock shall be 7,713,740.

IN WITNESS WHEREOF, Apptio, Inc. has caused this Certificate of Retirement to be signed by its duly authorized officer as of May 10, 2018.

/s/ John Morrow
John Morrow
Secretary